Exhibit G-1

[KDB Letterhead]

December 17, 2008

Mr. Kye Dong Kim

General Manager

Mr. Shin Hyung Lee

Senior Deputy General Manager

New York Branch

The Korea Development Bank

320 Park Avenue, 32nd Floor

New York, New York 10022

United States of America

Dear Sirs:

I, Euoo Sung Min, Governor & Chairman of the Board of Directors, on behalf of The Korea Development Bank (“KDB”), hereby appoint each of Kye Dong Kim, General Manager, Shin Hyung Lee, Senior Deputy General Manager, and any other person acting in such capacity, as authorized representatives of KDB in the United States of America for purposes of serving as attorneys-in-fact who are authorized to sign the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by KDB relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities, guarantees of obligations of third parties (the “KDB Guarantees”) and/or the guarantees of the Debt Securities (the “ROK Guarantees”) to be issued from time to time and one or more amendments to the Registration Statement (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

I, Euoo Sung Min, Governor & Chairman of the Board of Directors, on behalf of KDB, hereby also appoint each of Kye Dong Kim, General Manager, Shin Hyung Lee, Senior Deputy General Manager, and any other person acting in such capacity, as the authorized agent of KDB upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities, Warrants or KDB Guarantees or (ii) any Fiscal Agency Agreement, Guarantee Agreement or Warrant Agreement relating to the Debt Securities, Warrants or KDB Guarantees which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities, Warrants or KDB Guarantees.

This appointment shall remain a valid instrument of authorization until such time as (i) all amounts due and to become due in respect of the Debt Securities and KDB Guarantees shall have been paid in full and (ii) the Warrants shall have been exercised or shall have expired or otherwise been terminated in accordance with their terms.

THE KOREA DEVELOPMENT BANK

By	/S/ EUOO SUNG MIN
Euoo Sung Min
Governor & Chairman of the Board of Directors
The Korea Development Bank

Accepted and Acknowledged:

By	/S/ KYE DONG KIM
Kye Dong Kim
General Manager
New York Branch
The Korea Development Bank

By	/S/ SHIN HYUNG LEE
Shin Hyung Lee
Senior Deputy General Manager
New York Branch
The Korea Development Bank